MEMORANDUM OF AGREEMENT

Dated: 3rd **June 2009**

Norwegian Shipbrokers' Association's Memo-randum of Agreement for sale and purchase of ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87

MARIO SHIPPING CORPORATION hereinafter called the Sellers, have agreed to sell, and **WINLAND SHIPPING CO.,LTD. or its fully guaranteed nominee**
hereinafter called the Buyers, have agreed to buy
Name: **"ANGEL ACCORD"**
Classification Society/Class: **NK**
Built: **May 2003** By: **Kanda Shipbuilding Co.,Ltd**
Flag: **Panamanian** Place of Registration: **Panama**
Call Sign: **HPCS** Grt/Nrt: **20,212/10,948**
Register Number: **NK-031091**
hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"Working days" are days on which both concerned Authorities in the place of her present registration and the Sellers' Office in Tokyo are open.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, *E-mail*, telex, telefax or other modern form of written communication.
"Classification Society" or "Class" means the Society referred to in line 4.

1. **Purchase Price US$ 20,700,000-(United States Dollar twenty Million seven Hundred Thousand)*only in Cash***

2. **Deposit**

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10 % (ten per cent) of the Purchase Price *(hereinafter "the deposit" or "this deposit"),and the deposit shall be placed with a bank designated by the Sellers (hereinafter "the bank")* within **3(three)** banking days from the date of *fax copies of* this Agreement *having been mutually agreed and signed by the Sellers,and of the Sellers lifting the subject of the Sellers' board approval for the sale.* This deposit shall be placed with *the bank with details as follows:-*
Citibank Japan Ltd.
Corporate Banking Division
Address)Shin-Marunouchi Building,5-1,Marunouchi 1-Chome,Chiyoda-ku,Tokyo 100-6517 Japan
Tel)+81-(0)3-6270-9424 Fax)+81-(0)3-6270-9713

and *shall be* held by ~~them~~- *the bank* in a joint account for the Sellers and the Buyers*(hereinafter "the Joint Account")*, to be released *to the Sellers by telegraphic transfer* in accordance with a joint *irrevocable* written instructions of the Sellers and the Buyers *in full without any deduction,off-set,or diminution whatsoever as a part of the Purchase Price at the time of the Buyers' payment to the Sellers stipulated in Clause 3.* Interest, if any, to be credited to the *Buyers at the time of delivery.* ~~Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.~~

3. **Payment**

The *90%(ninty per cent) of the* said Purchase Price *(hereinafter"the Balance")and any other charges/money whatsoever payable by the Buyers to the Sellers under this Agreement(hereinafter "the Charges")*shall be ~~paid~~- *remitted by the Buyers* ~~in full free of bank charges to~~- *and be received in the Buyers' account not later than 3(three)banking days prior to the date when the vessel is expected to be in every respect physically ready for delivery.The said Buyers account shall be opened in the bank by the Sellers in advance prior to the Buyers remittance.*

The Balance and the Charges shall be released to the Sellers
on delivery of the Vessel, but not later than ~~3~~ *2(two)* banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with <u>Clause 5</u>.

The Charges include the compensation for bunkers,lubricating/hydraulic/grease oils in accordance with Clause 7 and anything for which the Buyers agree to pay to the Sellers in accordance with this Agreement.

The Balance and the Charges shall be paid out to the Sellers unconditionally by the telegraphic transfer in accordance with an irrevocable written instruction from the Buyers in full without any deduction,off-set or diminution whatsoever in accordance with this Agreement.Interest,if any,to be credited to the Buyers at the time of delivery.

The Sellers and the Buyers shall follow the procedure required by the bank.

The Bank Charge is US$6,000 in total covering the joint account,the Buyer's account and Closing meeting concerning this Agreement, which shall be borne equally by the Sellers and the Buyers (i.e. US$3,0 00 per each). However in case the Buyers remit the rest of the Charges to another account after the Vessel's delivery, the Buyers shall bear US$45 as the remittance charge in addition to aforesaid Bank Charge.

4. **Inspections**

a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/~~in~~ **KASHIMA on MAY 23,2009** and have accepted the Vessel *without any further inspection or survey except underwater inspection as per Clause 6 herein* ~~following this inspection~~ and the sale is *clear* outright and definite, subject only to the terms and conditions of this Agreement.

~~b)* The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within——~~
~~The Sellers shall provide for inspection of the Vessel at/in——~~
~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~
~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~
~~During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~* 4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~

5. **Notices, time and place of delivery**

a) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with **15,10**~~,~~ **7**, and **3**days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery. *The Sellers and the Buyers shall endeavor to make the earliest preparation including ,but not limited to documetns and arrangement of representaives and crew for smooth delivery as they can do.*When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this

Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

The Notice of Readiness can be given anytime, day and night including Saturday, Sunday and holiday.

b) The Vessel shall be delivered and taken over safely *charterfree* afloat at a safe and accessible berth or anchorage at/in **Japan/India range including South Korea,China,Hong Kong,Taiwan,Philippines,Malaysia and Thailand** in the Sellers' option.

Expected time of delivery: **from June 22,2009 to August 21,2009**

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): **August 21,2009**

The above "expected time of delivery" and "date of cancelling" are based on local time at the delivery place.

c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within ~~7 running days~~ *48(forty-eight) hours (Saturday, Sunday and holidays included)*of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within ~~7 running~~ days *48(forty-eight) hours (Saturday, Sunday and holidays included)* of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. ~~Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.~~

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

e) The Buyers shall take over the Vessel immediately as soon as practically possible but in any case not later than 2(two) banking days after the Vessel is in every respect physically ready for delivery and Notice of Readines has been given in accordance with Clause 5.

f) In the event that the Buyers do not take over the Vessel within the period specified above e), the Buyers shall pay to the Sellers US$9,000 per day or pro-rata (hereinafter "the Detention Charge"), and the Sellers shall always have the right to cancel this Agreement without prejudice to any rights and remedies hereunder. The Detention Charge and any extra cost incurred in connection with such detention shall be paid by the Buyers upon delivery of the Vessel, or upon the Sellers' notice of cancellation.

6. Drydocking/Divers Inspection

~~a)** The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' expense to the satisfaction of the Classification Society~~

~~without condition/recommendation*.~~

b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their *own risk and* expense to arrange for an underwater inspection *of the Vessel's underwater parts* by a diver approved by the Classification Society *and the Sellers* prior to the delivery of the Vessel.

The Buyers shall immediately declare their diver's firm for underwater inspection at their earliest convenience, so that the Sellers can make necessary arrangement in advance.

After the diver appointed, the Sellers shall appoint the Class to attend the inspection but all the expenses for the Class attendance shall be borne by the Buyers.

The Sellers shall *endeavor to* ~~at their~~ ~~cost~~ make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall *endeavor to* make the Vessel available at a suitable alternative place near to the delivery Port.

The underwater inspection shall be carried out under the approval of the Vessel's Master without interference to the Vessel's safety, normal operation, schedule and/or delivery schedule as per the Sellers' notice to the Buyers. The Master's approval shall not be unreasonably withheld.

Rider clause b) (ii), (iii) and (iv) shall be fully incorporated in this Agreement.

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b)) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c) If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~
~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is~~

~~not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~

* ~~Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

** ~~*6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.*~~

7. **Spares/bunkers, etc.**

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment ~~including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any,~~ belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts ~~including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Vessel does not have any spare tailshaft and/or spare propeller and/or spare anchor.

And the Sellers can normally consume items without any replacement such as bunkers, lubricating/hydraulic/grease oils, stores, provisions and fresh water, etc which were on board at the time of Inspection.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' *or their charterers'* flag or name.~~, provided they replace same with similar unmarked items.~~ Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest, *Company Log Books, Ship manager's properties* are to be excluded from the sale, as well as *Items on Exclusion Items List attached herein* ~~the following additional items~~ (including items on hire):

The Sellers shall notice the Buyers of additional items if any.

The Buyers shall take over the remaining bunkers and unused lubricating/*hydraulic/grease* oils in storage tanks and sealed drums and pay *:*

(Bunkers)
as per FO unit prices applied from the Mean price of IFO(380CST) at Japan, PLATTS OILGRAM issued on the day she called Shibushi for discharging and bunkering ,which was May 20.2009.

as per MDO unit prices applied from the actual unit price of bunkering at Panama on March 19,2008

as per LSDO unit prices applied from the actual unit price of bunkering at Nagoya on July 15,2008

IFO : US$ 380.50 / MT
MDO : US$ 953.52 / MT
LSDO : US$1,279.10 / MT

(Oils)
as per unit prices in accordance with "Bunkers&Lubricating Oils' List" attached herein.

~~the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~
Payment *to the Sellers* under this Clause shall be made at the same time and place *of the payment of the Balance and the Charges* ~~and~~ in the same currency as the Purchase Price.

'Inspection' in this Clause 7, shall mean the Buyers' inspection according to Clause 4 a).

8. Documentation

The place of closing: **at a place designated by the Sellers, in Tokyo Japan.**
(the Sellers' intention : Citibank Japan Ltd (see Clause 2) - WOG)

In exchange for payment of the Purchase Price *and the Charges*, the Sellers shall furnish the Buyers with delivery documents, namely:

a) Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel *(hereinafter the "Country")*), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized *or apostilled* by the consul of such country or other competent authority.

(In case the Country has not ratified the Hague rule and has neither their Embassy nor Consular office in Tokyo, every document can not be 'legalized or apostilled', but only notarially attested.)

b) ~~Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

c) Confirmation of Class issued within ~~72 hours~~ *5(five) working days* prior to delivery.

d) Current Certificate issued by the competent authorities stating that the Vessel is *registered as property of Sellers and* free from registered encumbrances *within 5(five) working days prior to delivery.*

e) ~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a~~ *A* written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price *and the Charges* ~~has~~ *have* been paid and the Vessel has been delivered *in accordance with this Agreement.*

f) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel *for the Buyres' account*, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

g) (1) the Sellers' Power of Attorney notarially attested and legalized or apostilled

(2) the Sellers' Board of Directors Resolutions approving the sale of the Vessel notarially attested and legarized or apostilled

(3) Copy of the Sellers' Articles of Incorporation

h) Commercial Invoice for the full purchase price

At the time of delivery, the Buyers shall furnish the Sellers with the documents listed hereunder;

i) (1) the Buyres' Power of Attorney notarially attested and legalized or apostilled
(2) the Buyers' Board of Directors Resolutions approving the purchase of the Vesesl notarially attested and legalized or apostilled
(3) Copy of the Buyers' Articles of Incorporation

At the time of delivery, the Buyers and the Sellers furnish the Bank with the documents listed hereunder.
The original of (3) (5) (6) ***should be prsented to the bank on closing meeting.***

j) (1) this Agreement
(2) the Sellers' Power of Attorney
(3) the Sellers' Certificate of Good Standing
(4) the Buyers' Powe of Attorney
(5) the Buyers' Certificate of Good Standing
(6) Passport of each person who signs the Protocol of Delivery and Acceptance in this clause

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers *at the place of Closing. And on board the Vessel, a Protocol of "Physical" Delivery and Acceptance shall be signed by the Sellers' and the Buyers' representative(s).*

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the *new Shipmanager designated by the* Buyers *on Clause 18 (3)* at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take

copies of same.

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, *and*/~~but~~ subject to the terms and conditions of this Agreement she shall be delivered and taken over *in substantially the same condition* as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid ~~and unextended~~ without condition/recommendation* by Class ~~or the relevant authorities~~ at the time of delivery.

"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) ~~or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

In any and all cases where the Buyers' claim that the Vessel's physical condition has deteriorated since the inspection, the burden of proof shall be borne solely by the Buyers, and the Buyers shall not unreasonably reject taking delivery of the Vessel.

The Vessel shall be delivered to the Buyers without hold cleaning.

Holds' condition shall be as "they are" at the time of delivery.

* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

Upon the vessel being delivered to and accepted by the Buyers in accordance with this Agreement the Sellers shall have no liability whatsoever for any fault or deficiency in their description of the Vessel or for any defects in the Vessel regardless of whether such defect was apparent or latent at the time of delivery.

12. Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel *colors and* markings.

13. Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the ~~Purchase Price~~ *Balance and the Charges* not be paid in accordance with Clause 3,

the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14. Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 *(three)* banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence ~~and whether or not the Buyers cancel this Agreement~~. *in the case of cancellation by the Buyers in accordance with this Agreement.*

15. Buyers' representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place 2 *(two)* representatives on board the Vessel at their sole risk and expense upon arrival at **practically possible place designated by the Sellers** ~~on or about~~
These representatives are on board for the purpose of familiarisation *as "passenger"* and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers' letter of indemnity *as per attached* prior to their embarkation.

Meal charge during the Buyers' representatives on board the Vessel is US$10 per day per person. All their expenses including communication expense, meal charge, etc shall be paid by the Buyers to the Sellers directly on board by actual basis.

16. Arbitration

a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

b)* ~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~

Agreement may be made a rule of the Court.
The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.

c)* Any dispute arising out of this Agreement shall be referred to arbitration at ——, subject to the procedures applicable there.
The laws of —— shall govern this Agreement.

* 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

17. *Transfer of title and risk*

Title and risk to the Vessel, together with everything belonging to her shall be passed and transferred to the Buyers upon both payment of the Purchase Price and the Charges in full to the Sellers and delivery of the Vessel to the Buyers having occurred in accordance with this Agreement.

18. *Vessel under the new ownership*

The Buyers shall declare the following items at their earliest convenience but not later than 2 (two) working days after the Sellers Board Subject haveing been lifted.

(1) Registered new owners' full style with its physical address, nationality
(2) Actual owners' full style with its physical address, nationality, phone number
(3) new shipmanager's full style with its physical address, nationality, phone number
(4) Vessel's new flag state (the Country)
(5) Vessel's new classification society

19. *Change of Class*

If the Buyers intend to change the Vessel's classification society, any works and/or inspection and/or survey etc. to let the Vessel enter into new classification society shall be done after delivery of the Vessel.

20. *Entire Agreement*

This Agreement constitutes the entire and only agreement between the Sellers and the Buyers and supersedes and cancels all the previous representation,warranties,negotiations, agreements,commitments,undertakings and so on relating to the sale of the Vessel.And this Agreement shall not be released,discharged,changed or modified in any manner,except by instruments signed by duly authorized director or attorney-in-fact of each of the parties.

21. *Sellers' Subject*

This Agreement is subject to the Sellers' Board approval for the sale.

22. *Private and Confidential*

All the terms and conditions of this Agreement shall be kept private and confidential all the times.

The Sellers
Mario Shipping Corporation

[signature]

Name:MASANORI KATO
Title :Director/Treasurer

The Buyers
Winland Shipping Co.,Ltd

[signature]

Name: Li Honglin
Title : Director/Chairman

M/V "ANGEL ACCORD"

MOA dated June 3rd, 2009

Rider Clause for Clause 6 - b)

(ii) Should, as a result of the Underwater Inspection, any damage to the underwater parts be found so as to affect the Vessel's Class Certificate, the Sellers shall have the following 3 alternatives at their discretion, but in any event the Sellers' liability shall be confined only to the extent that the Class recommendation concerning that underwater damage is removed.

(1) The Sellers shall repair such underwater damage prior to delivery. In this case, the Sellers have the right to designate a new place of delivery and extend the canceling date, taking into account the repair work/docking schedule (including but not limited to the time required to find a proper place of repair/dockyard, the time needed for extra steaming to the place of repair/dockyard). Whilst the vessel is in drydock, the Buyers have the right to carry out usual drydocking works at their sole risk and expense. In the event the Sellers' works complete and the Buyers' works continue then the Sellers shall have the right to tender NOR whilst the Vessel still in drydock, and deliver the Vessel to the Buyers.

(2) The Sellers shall compensate for such underwater damage affecting the Class Certificate, in consideration of which the Buyers shall take delivery of the Vessel with such damage unrepaired and the Sellers shall be discharged from any claim and/or liability whatsoever arising from and/or in connection with such underwater damage.

The amount of the compensation shall correspond to the repair cost directly attributable to the Class recommendation concerning that underwater damage (but always excluding loss of time/earning, expense for docking in/out, port charges, dockage and/or any consequential damage/expense whatsoever). If the amount of the compensation is mutually agreed upon prior to delivery of the Vessel, it may be deducted from the Purchase Price.

In the case where the amount of the compensation is not agreed upon between the Sellers and the Buyers, although the Sellers wish to exercise this option, then an adjuster shall be mutually appointed by the Sellers and the Buyers to evaluate the amount of the compensation . The judgment of the adjuster shall be final and binding. The repair cost shall be evaluated by the adjuster on the basis of the tariff of the dockyard/repairers located at or near to the place of delivery. The expense for that evaluation shall be equally born by the Sellers and the Buyers.

The Vessel shall be deemed physically ready for delivery when the amount of the compensation is agreed or when the adjuster is appointed. However the Sellers will

unconditionally and irrevocably guarantee the payment of compensation which will be finally approved by the adjuster or their final award.

(3) The Seller shall deliver and the Buyers shall take delivery of the Vessel with such damage unrepaired. The Buyers shall repair the same by themselves at the Sellers' account, latest by the time of the next drydocking due date. The methods, the extent and the cost of the repair shall be approved by the Sellers prior to the commencement of such repair work.

The Buyers shall seek and must receive the Sellers' approval for any and all repairs sought by the Buyers and shall take whatever steps necessary to enable the Sellers to communicate directly with the individual(s) in charge of such repair work including the Classification Society, repair yard, her new Classification Society (if her Classification Society is changed after delivery). The Buyers shall promptly respond to any reasonable request/question made by the Sellers regarding any and all proposed repair work, in this case all the repair cost directly attributable to the Class recommendation concerning that underwater damage (but always excluding loss of time/earning, expense for docking in/out, port charges, dockage and/or consequential damage/expense whatsoever), shall be borne by the Sellers but no further. The Sellers have the right to send their representatives to attend the repair and also to directly settle the repair cost with the repairers. If the Vessel's Classification Society is changed after delivery, the Sellers' liability under this sub-Clause (ii)- 3) shall be limited to the extent to which the Classification Society would have continued to be the Vessel's Classification Society. The Vessel shall be deemed physically ready for delivery when the Sellers give the Buyers a notice of taking this option in writing.

(iii) The Sellers may tender the Notice of Readiness for delivery before the Underwater Inspection. However if any damage to the underwater parts be found so as to affect the Vessel's Class Certificate, the Sellers shall re-tender the Notice of Readiness after the Vessel shall be deemed physically ready for delivery in accordance with (1), (2) , (3) of Clause 6 b) (ii) above.

(iv) The Buyers shall indemnify the Sellers for any risk, liability, expense, loss and/or damage including but not limited to the detention charge of US$9,000 per day or pro-rata, which are incurred solely due to the Buyers' failure in timely arrangement of the Underwater Inspection.

End of Rider

M/V "ANGEL ACCORD"
MOA dated 3rd June 2009
Exclusion Items List

Number	Item	Maker/Type	Quantity
1	COMMUNICATION EQUIPMENT		
a	Computer with accessory	COMPAQ S/N (314189) X 12-34293-LO 05	ONE
b	Laser jet printer (With accessory)	CANON - K10242 MODEL: CANON PIXUS P3100 W/ USB	ONE
c	HAND PHONE(NTT DOCOMO)	FOMA L7051 W/	ONE
2	MANUAL		
a	GARBAGE MANAGEMENT PLAN		ONE
b	SMS MANUAL (and concerned documents)		All
c	ISPS (SSP Record & report)		All
d	Company policy		All
3	DOCUMENTS FOR RESTORATION		
a	Certificates to be reatored to Registry/Class/Authority/ISPS,ISM related documents	All	All
4	SLOP CHEST		
a	Slop chest		Full
5	OTHERS		
a	Training Videos/ CD		All
b	Uniform and Working clothes		All
c	SOFTWARES installed in Computers		All
d	AED (Automatic External Defibrillator)		ONE
e	Distilled Water Apparatus		TWO
f	The best Seamanship Collection		ONE
g	Digital camera (CANON POWERSHOT A740, DIGICAM 7.1)	PC1267 S/N:681630580	ONE
h	Digital camera (CANON POWERSHOT SD750 DIGITAL ELPH 7.10)	PC1227 S/N:6423744094	ONE
i	Rank of tag / breast badge		All
j	Official Log, Deck/Engine Log, Oil Record Book		All

M/V " ANGEL ACCORD"
Bunker & Lubricating Oils' List

(1) Bunker

#	Bunker Grade	Cur.	Unit Price (per mt)	R.O.B.	Total Cost Total (US$)	Ex.Rate	US$ (US$)
1	I.F.O.	US$	380.50 / mt	mt	-	1	-
2	MDO	US$	953.52 / mt	mt	-	1	-
3	LSDO	US$	1,279.10 / mt	mt	-	1	-
			Total Quantity	- mt	Total Price	US$	-

(2) Lubricating Oils

#	Application	Lubricating Oils Grade Name	Cur.	Unit Price US$ (per L/Kg)	R.O.B.	Total Cost Total (US$)	Ex.Rate 1.00	Total (US$)	Pack	Packing Unit Quantity
1	ME CYLINDER OIL	MARINE C 705	US$	2.62	L	-	1.00	-	Storage	0
2	ME SYSTEM OIL	MARINE S 30	US$	2.52	L	-	1.00	-	Storage	0
3	AE SYSTEM OIL	MARINE T 103	US$	2.67	L	-	1.00	-	Storage	0
4	AIR COMPRESSOR	FAIRCOL A/REC 100	US$	3.25	L	-	1.00	-	Pail	20 L per Pail
5	AIR COMPRESSOR	REC 100	US$	3.25	L	-	1.00	-	Pail	20 L per Pail
6	STEERING GEAR / CARGO GEAR	HYRANDO WIDE ES 68	US$	3.55	L	-	1.00	-	Drum	200 L per Drum
7	GEAR OIL	BONNOC 220	US$	3.55	L	-	1.00	-	Pail	20 L per Pail
8	REMOTE CONTROL	JOMO HYDRO W7	US$	3.35	L	-	1.00	-	Pail	20 L per Pail
8	FRIDGE COMP/A.C	ATOMS(N)	US$	3.60	L	-	1.00	-	Pail	20 L per Pail
9	OPEN GEAR	CARNOC COMPOUND 2	US$	3.80	Kg	-	1.00	-	Pail	16 Kg per Pail
10	TURBINE OIL	JOMO RIX 68	US$	4.03	L	-	1.00	-	Pail	20 L per Pail
11	GREASE POINT	EPNOC GREASE EP-2	US$	4.11	Kg	-	1.00	-	Pail	16 Kg per Pail
12	BOW THRUSTER	HYDIUX ES 32	US$	3.55	L	-	1.00	-	Pail	20 L per Pail
13	LIFE BOAT	15W-40	US$	3.90	L	-	1.00	-	Pail	20 L per Pail
14	KEROSENE		US$	1.00	L	-	1.00	-	Drum	200 L per Drum
15	GAS OIL		US$	1.45	L	-	1.00	-	Drum	200 L per Drum
16			US$		L	-	1.00	-	Pail	0 L per Pail
17			US$		L	-	1.00	-	Pail	0 L per Pail
18			US$		L	-	1.00	-	Pail	0 L per Pail
19			US$		Kg	-	1.00	-	Pail	0 Kg per Pail
20			US$		Kg	-	1.00	-	Pail	0 Kg per Pail
21			US$		Kg	-	1.00	-	Pail	0 Kg per Pail
22			US$		Kg	-	1.00	-	Pail	0 Kg per Pail
23			US$		Kg	-	1.00	-	Pail	0 Kg per Pail
				Total Quantity	-	Total Amount	US$	-		

Cc : Mario Shipping Corporation

c/o MOL Ship Management Co., Ltd. Tokyo, Coordination Division

(Fax : +81-3-3587-6499 akira.nakajima@mail.mol.co.jp)

Date : ____________, 2009

To : Master of "ANGEL ACCORD"

Letter of Indemnity

In consideration of your allowing ____

(hereinafter collectively and/or individually referred to as the " Buyers' Representative(s)") to make a voyage in the M/V " ANGEL ACCORD" (hereinafter referred to as "the Vessel"), we, the undersigned, do hereby jointly and severally undertake and agree as follows :-

(1) to make no claim or allegation of whatsoever nature against you, the Vessel, her Owners, master, officers, crew, agents, charterers, managers, assigns and underwriters, and their servants, employees and agents, and any person or entity (hereinafter collectively and/or individually referred to as the "Sellers' People"), whether or not such claim or allegation be occasioned by the negligence or default of any of the Sellers' People,

(2) to relinquish any right which we may acquire to participate in salvage monies,

(3) to indemnify and hold harmless the Sellers' People against any and all losses, damages, allegations, claims and/or liabilities whatsoever and howsoever caused which may arise out of or in connection with the Buyers' Representative(s) being on board the Vessel, including but not limited to, personal injuries (whether fatal or otherwise) and loss or damage to our property or property in our charge or care, and

(4) to insure and indemnify the Sellers' People against all sums which they may pay or become liable to pay for and/or in respect of hospital, medical, burial, repatriation or maintenance on account of the Buyers' Representative(s), and further to insure and indemnify the Sellers' People against any charges and expenses arising from or in any way connected with any act, omission or default of the Buyers' Representative(s).

(The Buyers' name & signature)

Name : Li Honglin

Title : Director/Chairman

Application Form of Contract of Joint Name Time Deposits

TO : Citibank Japan Ltd.

We hereby apply for the opening of time deposit accepting the "Terms and Conditions for Joint Name Time Deposit" as well as the Document Prior to Execution of Contract of Foreign Currency Deposits and the Document for Foreign Currency Deposits, etc prescribed by Citibank Japan Ltd. ("CJL").

Address 80BROAD STREET, MONROVIA, REPUBLIC OF LIBERIA Seller's Name (the "Seller") Mario Shipping Corporation	Registered Seal or Signature [signature] MASANORI KATO, DIRECTOR/TREASURER
Address 11B/F WING HING COM'L BLDG.139 WING LOK ST.,SHEUNG WAN.HK Buyer's Name (the "Buyer") WINLAND SHIPPING CO.,LTD	Registered Seal or Signature [signature] LI HONGLIN/DIRECTOR

Type of Transactions	Open	Date of Application		
Currency & Amount	USD 2,070,000.-		Interest rate	%
Account Type	Time Deposit			
Start/Maturity	Start Date	Maturity Date		
Days in a Year	☐360 days	☐ 365 days		
Settlement Instruction for Start Date	☐Please use the incoming funds remitted from the Buyer. ☐Others ______			
Settlement Instruction for Maturity Date	**Principal:** Please transfer the Principal to the Account that the Seller and the Buyer will instruct jointly in writing. **Interest:** ☐Please remit the interest to account the Buyer will instruct in writing: ☐Others ______			
Time Deposit Roll Over instruction.	Please extend the time deposit with the maturity and the interest rate agreed upon by the Buyer and CJL.			
Handling Fee	______			

Terms and Conditions for Joint Name Time Deposit

1) **The Seller and the Buyer shall not request to terminate, cancel, transfer, assign, pledge, withdraw, debit or dispose the Deposit without a written request jointly executed by both the Buyer and the Seller with the signatures of authorized representatives shown in the signature block hereunder. Both the Sellers and the Buyers shall provide CJL a copy of Power of Attorney to change the authorized representative or register the signature of the new authorized representatives with CJL by the signature hereunder. Unless and until such notification is made, CJL is entitled to rely on the existing signatures.**

2) **The Seller or the Buyer shall not attach or pursue any other judicial process to preserve its rights against CJL or the Deposit.**

3) **In the event CJL is served attachment orders or other court orders, CJL is entitled to manage the Deposit and such orders at its sole discretion without any prior notice to the Buyer and the Seller.**

4) **In the absence of the written request for set forth in (1) above , CJL may treat the Deposit as if it were the Deposit of the Buyer without prior notice to the Seller and the Buyer, and may extend or roll over the Deposit pursuant to the instruction from the Buyer.**

5) **The Seller and the Buyer shall hold CJL harmless from any claim against CJL, and jointly and severally indemnify CJL of any damage, loss, expense and costs (including reasonable legal expense) incurred in connection with the Deposit.**

This letter shall be construed with and governed by the laws of Japan. Any legal proceeding arising in connection with this letter shall be submitted to the non-exclusive jurisdiction of the Tokyo District Court.